UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 28, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 and 7.01 Results of Operations and Financial Condition; Regulation FD Disclosure

On January 28, 2014, YRC Worldwide Inc. (the “Company”) launched a process to refinance its existing ABL and term loan facilities with a new $450 million ABL facility and a new $700 million term loan facility. As contemplated, the refinancing would extend the maturity of the Company credit facilities and reduce cash interest expense.

The Company will be meeting with potential lenders in connection with the refinancing and will be giving such lenders certain financial information that gives effect to, among other things, the previously announced extension of the Company’s collective bargaining agreement with the International Brotherhood of Teamsters (the “Amended IBT Agreement”), including (i) that it expects Adjusted EBITDA for the year ended December 31, 2013, to be approximately $250-260 million, (ii) that it expects pro forma Adjusted EBITDA for the year ended December 31, 2013, giving effect to the projected cost savings from the Amended IBT Agreement as if it had been implemented on January 1, 2013, would have been approximately $320-330 million and (iii) that it forecasts Adjusted EBITDA for fiscal 2014 will be approximately $350-360 million if the Amended IBT Agreement is ratified and fully implemented.

The information under Items 2.02 and 7.01 shall be deemed to be “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (“the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act. The furnishing of the information in this report is not intended to, and does not, constitute a determination or admission by the Company that the information in this report is material or complete, or that investors should consider this information before making an investment decision with respect to any security of the Company.

Forward-Looking Statements

The information under Items 2.02 and 7.01 contains forward-looking statements about the Company’s future performance, which are based on management’s assumptions and beliefs in light of the information currently available to it. Forward-looking statements relate to future events or future performance of the Company and include statements about the Company’s expectations or forecasts for future periods and events. Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential” or “continue,” the negative of such terms or other comparable terminology. The Company disclaims any obligation to update those statements, except as applicable law may require it to do so, and cautions you not to rely unduly on them. The Company has based those forward-looking statements on its current expectations and assumptions about future events, which may prove to be inaccurate. While the Company’s management considers those expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those risk factors that are from time to time included in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s reports on Forms 10-K and 10-Q and the Company’s Current Report on Form 8-K filed on December 9, 2013.

Non-GAAP Financial Measures

The information under Items 2.02 and 7.01 includes Adjusted EBITDA, a non-GAAP financial measure. Adjusted EBITDA reflects earnings before interest, taxes, depreciation, and amortization expense, and further adjusts for letter of credit fees, equity-based compensation expense, net gains or losses on property disposals and certain other items, including restructuring professional fees and the impact of permitted dispositions and discontinued operations as defined in the Company’s credit facilities. Adjusted EBITDA is used for internal management purposes as a financial measure that reflects core operating performance and to measure compliance with certain financial covenants in the Company’s credit facilities. As a non-GAAP financial measure, Adjusted EBITDA has the following limitations:

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to fund restructuring professional fees, letter of credit fees, service interest or principal payments on the Company’s outstanding debt;

•	Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	Equity based compensation is an element of our long-term incentive compensation package, although Adjusted EBITDA excludes employee equity-based compensation expense when presenting the Company’s ongoing operating performance for a particular period; and

•	Other companies in the Company’s industry may calculate Adjusted EBITDA differently than the Company does, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered in isolation or as an alternative to net income from operations, cash flows from operations, earnings per fully-diluted share or other measures of profitability, liquidity or performance under generally accepted accounting principles. Adjusted EBITDA, as presented in Items 2.02 and 7.01, would be reconciled to the most comparable measure presented in accordance with generally accepted accounting principles in the same manner as has been presented in the other reports the Company files with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: January 28, 2014